Exhibit 4.3

THIS SUPPLEMENTAL Trust Indenture made as of the November 28, 2001

BETWEEN:	ENBRIDGE INC., (formerly IPL Energy Inc.), a corporation duly organized and subsisting under the laws of Canada (hereinafter referred to as the “Corporation”)
PARTY OF THE FIRST PART
AND:	MONTREAL TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (hereinafter referred to as “Montreal Trust”)
PARTY OF THE SECOND PART
AND:	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (hereinafter referred to as “Computershare”)
PARTY OF THE THIRD PART

WHEREAS by Trust Indenture made as of October 20, 1997 between the Corporation and Montreal Trust, as trustee, (which Trust Indenture and any and all indentures heretofore supplemental thereto are herein collectively referred to as the “Trust Indenture”), provision was made for the issue by the Corporation of Debentures, subject to the terms and conditions contained in the Trust Indenture;

AND WHEREAS Computershare and Montreal Trust represent that Computershare acquired the stock transfer and corporate trust businesses of Montreal Trust pursuant to an Asset Purchase Agreement dated as of June 30, 2000, and pursuant thereto Montreal Trust has agreed to transfer to Computershare the appointment as trustee under the Trust Indenture, subject to the agreement of the Corporation;

AND WHEREAS to give effect to the foregoing, Montreal Trust desires, in accordance with the terms of the Trust. Indenture, to resign as trustee thereunder and to be discharged from the trusts thereof, and to transfer to Computershare all of its rights, powers and trusts under the Trust Indenture;

AND WHEREAS the Corporation is prepared to accept such resignation and to appoint Computershare as the successor trustee, and Computershare is prepared to accept such appointment;

AND WHEREAS the parties wish to execute this Supplemental Trust Indenture for the purpose of providing for the resignation of Montreal Trust as trustee and for its replacement by Computershare, such resignation and replacement to take effect as of November 28, 2001 (hereinafter, the “Transfer Date”);

NOW, THEREFORE, THIS SUPPLEMENTAL TRUST INDENTURE WITNESSES that in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties covenant and agree as follows:

1.
Montreal Trust hereby resigns as trustee under, and is hereby discharged from the trusts of, the Trust Indenture, effective as of the Transfer Date. The Corporation hereby accepts such resignation, waiving any required period of notice that may be set forth in the Trust Indenture.

2.
The Corporation hereby appoints Computershare as successor trustee under the Trust Indenture in the place and stead of Montreal Trust and with like effect as if originally named as trustee under the Trust Indenture, effective as of the Transfer Date, and Computershare hereby accepts such appointment. The parties hereby agree that Montreal Trust shall not be responsible for any liabilities that may arise pursuant to Computershare’s administration of the trusteeship after the Transfer Date. For greater certainty, however, nothing in this Supplemental Trust Indenture shall in any way release Montreal Trust from or affect its liabilities, duties or obligations under the Trust Indenture arising prior to the Transfer Date.
3.
Montreal Trust hereby transfers and assigns to Computershare, upon the trusts expressed in the Trust Indenture, all the rights, powers and trusts of Montreal Trust under the Trust Indenture, effective as of the Transfer Date.
4.
Computershare hereby represents that it meets all of the qualifications required for a new trustee under the Trust Indenture.
5.
Montreal Trust agrees to transfer and deliver to Computershare, and Computershare agrees to accept, any and all records, documents, monies and other property that may be held by Montreal Trust in connection with the Trust Indenture. Such transfers, deliveries and acceptances shall be made as soon as practicable upon, after, or in anticipation of, the Transfer Date as may be agreed between such parties.
6.
Notwithstanding any of the foregoing, the resignation, discharge, appointment, transfers, assignments and other agreements provided for herein will not be effective unless this Supplemental Trust Indenture has been executed by all of the parties hereto, whether upon the original instrument, by facsimile or in counterparts, or any combination thereof, and unless all preconditions to such resignation, discharge, appointment, transfers, assignments and other agreements as may be set forth in the Trust Indenture have been fulfilled.
7.
Any provision in the Trust Indenture specifying the address of the trustee is hereby amended to record the trustee’s address as:

Computershare Trust Company of Canada
#710, 530 - 8th Avenue SW
Calgary, Alberta T2P 3S8

Attention: Manager, Corporate Trust Department

8.
Each party hereto agrees to execute and deliver all such documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms hereof.
9.
This Supplemental Trust Indenture is supplemental to the Trust Indenture and shall be read in conjunction therewith. Except only insofar as the same may be inconsistent with the express provisions of this Supplemental Trust Indenture, all the provisions of the Trust Indenture shall apply to and shall have effect in the same manner as if they and the provisions of this Supplemental Trust Indenture were contained in one instrument. The form of any Debentures to be certified by the trustee from and after the Transfer Date shall be amended, stamped or legended to identify Computershare as the successor trustee but the validity of any Debentures certified prior to the Transfer Date shall not be affected by the appointment of Computershare as successor trustee.
10.
Computershare as successor trustee hereby accepts the trusts in the Trust Indenture declared and provided and agrees to perform the same upon the terms and conditions herein and in the Trust Indenture set forth.
11.
This Supplemental Trust Indenture shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

IN WITNESS WHEREOF this Supplemental Trust Indenture has, been duly executed by the parties hereto as of the date first above written.

ENBRIDGE INC.

Per:	(Signed) “Authorized Signatory”

Per:	(Signed) “Authorized Signatory”

MONTREAL TRUST COMPANY OF CANADA

Per:	(Signed) “Authorized Signatory”

Per:	(Signed) “Authorized Signatory”

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	(Signed) “Authorized Signatory”

Per:	(Signed) “Authorized Signatory”